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                                                                     Exhibit 2.1




                            SHARE PURCHASE AGREEMENT


                                     between


                               Aceto Holding GmbH
                               Klettgaustrasse 21
                            D-79761 Waldshut-Tiengen
                                     Germany
                                                                   (the "Buyer")


                                       and


                        Corange Deutschland Holding GmbH
                              Sandhofer Strasse 116
                                D-68305 Mannheim
                                     Germany
                                                                  (the "Seller")



                                                               December 12, 2003

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This Agreement is entered into on December 12, 2003, by Aceto Holding GmbH, with its principal offices at Klettgaustrasse 21, 79761 Waldshut-Tiengen, Germany
(the "Buyer"), and Corange Deutschland Holding GmbH, a German corporation with its principal offices at Sandhofer Strasse 116, 68305 Mannheim, Germany (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties".

Whereas, the Seller owns

     all of the capital stock of the Pharma Waldhof Beteiligungs GmbH, registered at Amtsgericht Mannheim, HRB 6731 (the "General Partner Company"), and

     as a limited partner all of the partnership capital of the Pharma Waldhof GmbH & Co. KG, registered at Amtsgericht Mannheim, HRA 4484 (the "Company"), as fully paid-up registered liable capital contribution and whereas the General Partner Company is the general partner ("Komplementar") of the Company, all such outstanding capital stock being hereinafter referred to as the "Target Shares" and both the General Partner Company and the Company hereinafter referred to as the "Target"; and

Whereas, the Buyer had provided and will provide until Closing Date Seller with questions (the "Due Diligence"); and

Whereas, the Buyer desires to purchase from the Seller, and the Seller is willing to sell to the Buyer, the Target Shares in return for cash.

Now, therefore, the Parties agree as follows:

1.        Purchase and Sale of Target Shares

   (A)    BASIC TRANSACTION

On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer the Target Shares for the consideration specified in this ss.1 below.

   (B)    PURCHASE PRICE

     (i) The Buyer agrees to pay to the Seller at the Closing (as defined in this ss.1 below)

          (aa) US$ 30'000.00 (United States Dollar thirty thousand) as consideration for the General Partner Company; and

          (bb) US$ 2'970'000.00 (United States Dollar two million nine hundred seventy thousand) as consideration for the Company

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          (the "Purchase Price") in cash payable by wire transfer or delivery of other immediately available funds.

     (ii) In addition, the Buyer will pay to the Seller an amount equal to the current open third party accounts receivable and cash on hand as set forth in EXHIBIT I hereto preliminarily and to be updated to the value as of the Closing Date, less the current third party accounts payable as set forth in EXHIBIT II hereto preliminarily and to be updated to the value as of the Closing Date with respect to the Target's existing business at the Closing Date. Payment shall be made in immediately available funds, due January 31, 2004. Five (5) months after the Closing Date the amount of any unpaid accounts receivable which are uncollectible in a timely manner, provided commercially reasonable best efforts were used, shall be reimbursed by the Seller to the Buyer and the rights of collection to such unpaid debt shall be transferred to the Seller.

    (iii) For the purchase of the Target's total product inventory value preliminary set up in EXHIBIT III hereto to be adjusted to the Closing Date, inventory of Products (as such products are defined in the Supply & Services Agreement and quantities as disclosed during Due Diligence to be adjusted to the Closing Date) and any pre-paid Products in transit under the Target's purchase orders with its suppliers, the Buyer shall pay to the Seller the net book product value of Products in Euros of such total inventory on hand or in transit as of the Closing Date. Payment shall be made in immediately available funds, due January 31, 2004. If the Company and/or the Buyer despite their best reasonable efforts were not able to sell the Target's inventory prior to the first anniversary of the Closing, the Seller agrees to scrap at his own cost the remaining Products. The Buyer agrees that all inventories shall remain the property of Seller as long and to the extent as such inventory is not fully paid up.

     (iv) The Parties or their Affiliates will agree upon a separate Supply & Services Agreement between the Company and Seller or one or more of its affiliates concerning the supply of certain products to the Company, and with respect to services to be defined to be provided to the Company, as set forth in Exhibit IV.

   (C)    THE CLOSING

The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company in Dusseldorf, Hansaallee 159, commencing at 9:00 a.m. local time on December 31, 2003 (the "Closing Date"), provided the conditions to obligation to close as set forth in paragraph 6 below as well as any other applicable terms and conditions of this Agreement have been fulfilled by the Parties hereto.

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   (D)    DELIVERIES AT THE CLOSING

At the Closing,

     (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below,

     (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in ss.6(b) below,

    (iii) the Buyer will deliver to the Seller the consideration specified inss.1(b) (i) above.

   (E)    PREPARATION OF CLOSING DATE BALANCE SHEET

Without undue delay, but in no event later than six (6) weeks after Closing Date, the Seller will prepare and deliver to the Buyer a balance sheet for the Target as of the end of the business year 2003 (the "Financial Statements") in addition to the financial statements disclosed to the Buyer during Due Diligence.

2.        Representations and Warranties Concerning the Transaction

   (A)    REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this ss.2(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date with respect to itself.

     (i)  Organization of Seller

The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (ii) Authorization of Transaction

The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

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    (iii) Noncontravention

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

          (A) violate any restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws;

          (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

     (iv) Brokers' Fees

The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     (v)  Target Shares

The Seller holds of record and owns beneficially the Target Shares, free and clear of any restrictions on transfer (other than any restrictions under applicable laws), Taxes and security interests meaning any mortgage, pledge, lien, encumbrance, charge, or other security interest ("Security Interests"), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Target Shares. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Target Shares

   (B)    REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this ss.2(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     (i)  Organization of the Buyer

The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

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     (ii) Authorization of Transaction

The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

    (iii) Noncontravention

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

          (A) violate any restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws;

          (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

     (iv) Brokers' Fees

The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

3.        Representations and Warranties Concerning the Target

   (A)    LIMITATIONS

No representations, either expressed or implied, are made or warranties given other than those made or given in Section (b) or (c) below.

   (B)    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer the following matters:

     (i)  Corporate Organization and Qualification

The Target is duly organized and validly existing under the laws of its place of incorporation and has the full corporate power and authority to own or use its assets and properties and to conduct its businesses as the same are presently being conducted.

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The Target Shares including without limitation the Target's equity as stated in the Financial Statement ("ausgewiesenes Eigenkapital") are legally and beneficially owned, in their entirety, free and clear of any liens, pledges or other third party rights by Seller, and are fully paid.

As of the Closing Date, there exists no authorization, obligation or arrangement (present or future, absolute, contingent or otherwise) of the Target to issue or sell shares to any person. No further capital, shares, or other equity instruments in the Target have been or will be issued on or prior to the Closing Date.

There exist no limitations under law, the articles of incorporation of the Target, or, as of the Closing Date, any contracts by which Seller is bound that would prevent Seller from entering into or performing their obligations under this Agreement.

     (ii) Financial Statements

The Financial Statements will be prepared by the Target and approved by the authorized auditors of PriceWaterhouseCoopers, Dusseldorf branch, Germany, in conformity with the Accounting Principles in accordance with HGB (German Commercial Code) and fairly represent the financial position and results of operations of the Target at the dates and for the periods set forth therein. The same shall MUTATIS MUTANDIS apply with regard to the financial statements for the years 2000, 2001 and 2002. There are no material adverse changes in the financial statements up to the Closing Date.

    (iii) Compliance with Law

The Target and each of its and their respective directors and officers has complied with and presently is in compliance with all material laws, regulations, reporting and licensing requirements and orders applicable to it or its employees, and no competent governmental or administrative authority has claimed in writing that the Target has violated any such material laws, regulations, reporting and licensing requirements.

     (iv) Taxes

All tax returns required to be filed prior to the Closing Date by or with respect to the Target for all taxable periods ending on or prior to the Closing Date have been or will be timely filed. All taxes, including taxes and related duties as defined by sec. 3 Abgabenordnung (hereinafter: "Taxes"), becoming due pursuant to such Tax returns on or prior to the Closing Date have been timely paid or fully reserved against. The Seller will indemnify the Buyer or, at the Buyer's election, the Target against any Tax liability, including respective reasonable tax advisor's fees, of the Target arising in relation to any period prior to the Closing Date to the extent not provided for in the Financial Statements and against any liability to Tax arising before Closing Date except for any transaction tax, which will be borne by the Seller. In the reverse case
Section 3(c)(vi) applies.

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     (v)  Social Security and Pensions

The Target's Benefit Plans are managed by Swiss Life insurance company and in addition since 2002 by the Chemie Pension Fonds, which were or are to be disclosed during Due Diligence.

All social security, pension fund or similar payments due by the Target in favor of its employees (collectively, the Benefit Plans) have been fully paid or provisioned in the relevant financial statements as of the end of the years 2000, 2001 and 2002 and in the Financial Statements. All contributions required to be made under the terms of any such Benefit Plans have been timely made or have been reflected in the relevant financial statements.

     (vi) Accounts Receivable, Accounts Payable, Material Contracts

The Target's third party accounts receivable and third party accounts payable as listed in Exhibit I and Exhibit II hereto are complete and true. The Target's currently effective contracts are listed in EXHIBIT V hereto, such list being complete and true. The Target is in compliance with all obligations in the contracts to which it is a party or by which its assets or properties are bound.

    (vii) Litigation

There are no actions, suits or proceedings pending against, or threatened in writing against the Target before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, as against the Target of an amount exceeding US$ 25'000.00 (United States Dollar twenty-five thousand). Seller is not aware of any actions, suits or proceedings in accordance with the preceding sentence, which have been threatened in writing to be filed or instituted against the Target. Neither the Target nor any of its respective directors or officers are being prosecuted for any criminal offense relating to the business of the Target, nor are any such prosecutions pending or threatened.

   (viii) Authorizations and Permits

As far as Seller is concerned, no authorizations, permits or consents are required from any governmental or administrative authority, or any third party for the consummation of the transactions contemplated in this Agreement. The Target has all permits, licenses, orders and consents required in order to carry on its business as presently conducted, all of which are in full force and in effect and Target has not received any notice of termination or cancellation thereof, it being understood that certain regulatory obligations (e. g. with respect to the storage of certain classified chemical substances or to comply with GMP regulations) may be covered by the Supply & Services Agreement as mentioned in Exhibit IV below. Seller has no knowledge of any proposed change in any law or regulation, the enactment of which would have a material adverse effect on Target.

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     (ix) Compliance with Environmental, Health and Safety Laws

The Target

          (A) has complied with all applicable environmental, health and safety laws applicable to the Target, and no material action, suit or proceeding by any third party or any governmental or administrative authority is pending or threatened against the Target alleging any failure to comply with any environmental, health or safety laws in effect as of the date of this Agreement, and

          (B) has obtained and been in compliance with all of the terms and conditions of all permits, licenses and authorizations required under any environmental, health and safety laws.

     (x)  Insurance Coverage

The Target is covered by an appropriate self insurance concept for a business of the same nature within the Seller's group, which will cease at the Closing Date.

     (xi) Intellectual Property and Know-how

The Target owns or has adequate license for worldwide unlimited use of all the trademarks, copyrights and other intellectual property rights, which are necessary for the conduct of its business as it is now conducted, and by its current conduct of business does not violate any third parties' rights, including without limitation patent rights. Intellectual Property shall mean product specifications, specific analytical product characterizations and methods, drug master files, and manufacturing descriptions in the Seller's possession related to Class III Products as defined in the Supply & Services Agreement, as well as information with regard to the performance of the analysis of Class I Products and Class II Products as defined in the Supply & Services Agreement, in any event provided such analytical data, drug master files, and manufacturing information are indispensable for the Target's business. If Seller or its Affiliates possesses documents concerning Intellectual Property on behalf of Target, Seller or its Affiliates shall provide Target upon request without undue delay with such Intellectual Property. The Target owns the relevant Know-how to conduct, and continue conduction after Closing Date, its current business. Seller agrees to support or to have its Affiliates supporting to a reasonable extent Target by giving relevant information at Seller's or its Affiliates' premises concerning the Target's current business after the Closing Date until December 31, 2006.

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    (xii) No further Representations and Warranties

No representations or warranties, either expressed or implied, are made by Seller or any person acting (or purporting to act) on its behalf other than those made in this Section (b).

   (C)    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as follows:

     (i) Buyer is a corporation duly organized and validly existing under the laws of its incorporation, and has the full corporate power, authority and necessary governmental approvals to own or use its assets and properties and to conduct its business as the same is presently being conducted.

     (ii) There exist no limitations under the law, the articles of incorporation of Buyer, or any contracts by which Buyer is bound that would prevent Buyer from entering into or performing its obligations under this Agreement.

    (iii) No authorizations, permits or consents are required from any governmental or administrative authority or any third party (including any shareholders of Buyer) for the consummation of the transactions contemplated by this Agreement other than as set out herein.

     (iv) There are no actions, suits or proceedings pending against Buyer or any of Buyer's Affiliates before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. Buyer is not aware of any actions, suits or proceedings in accordance with the preceding sentence, which have been threatened in writing to be filed or instituted against Buyer or any of Buyer's Affiliates.

     (v) Buyer has procured that it will, and will on the Closing Date have, the funds at its disposal necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

     (vi) In the reverse case to Section 3(b)(iv) above, i.e. should any Tax liability be over-provided for in the Financial Statements or should - for whatever reason - already paid Taxes be refunded, Seller is entitled to claim the respective amounts from Buyer or the Target. In addition to the aforementioned, for a term of five (5) years after Closing Date or longer if so required by law, Buyer shall be obliged to disclose to Seller any relevant information and to provide Seller with any relevant documents with respect to Tax issues prior to the Closing Date. During that five (5) years period after the Closing Date, Buyer shall grant Seller full access to the relevant files and documents during normal business hours.

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    (vii) The Buyer will guarantee employment at unchanged conditions of all
          Target staff for a period of three (3) years after the Closing Date and shall have full responsibility for any and all employees of the Target as of the Closing Date and liability for any future cost incurred therewith. For the same period of time the Buyer will refrain from dismissing any of the Target's staff with the exception for reasons of cause ("Verzicht auf betriebsbedingte Kundigungen").

   (viii) The Buyer shall keep and provide to Seller at any time any relevant information about any changes in the Tax assessment for a term of seven (7) years prior to Closing, due to tax audits, e.g.

4.        Pre-Closing Covenants

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

   (A)    GENERAL

Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

   (B)    NOTICES AND CONSENTS

The Seller will cause the Target to give any notices to third parties, and will cause the Target to use its reasonable best efforts to obtain any necessary third party consents, if any. Each of the Parties will (and the Seller will cause each of the Target and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any necessary authorizations, consents, and approvals of governments and governmental agencies in connection with the transaction.

   (C)    OPERATION OF BUSINESS

The Seller will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary course of business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Target to

     (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or

     (ii) otherwise engage in any practice, take any action, or enter into any transaction having a material effect on the current financial position of the Target.

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   (D)    PRESERVATION OF BUSINESS

The Seller will cause the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

   (E)    FULL ACCESS

The Seller will permit and cause the Target to permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to the Target. The Buyer will treat confidential and hold as such any information concerning the businesses and affairs of the Target that is not already generally available to the public ("Confidential Information") it receives from the Seller and the Target in the course of the reviews contemplated by this ss.4(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and/or the Target all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

   (F)    NOTICE OF DEVELOPMENTS

The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in ss.3 above. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in ss.2 above. No disclosure by any Party pursuant to this ss.4(f), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.        Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing.

   (A)    GENERAL

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under ss.7 below). The Seller acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Target.

   (B)    TRANSITION

Upon Buyers request, the Seller will use reasonable efforts to encourage any lessors, licensors, customers, suppliers, or other business associates of the Target to maintain the same business relationships with the Target after the Closing as prior to the Closing.

   (C)    CONFIDENTIALITY

After the Closing Date, the Seller will treat and hold as such all of the Confidential Information as defined in ss.4(e), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this ss.5(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is compelled to disclose any Confidential Information the Seller may disclose the Confidential Information; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

   (D)    COVENANT NOT TO COMPETE

For a period of five years from and after the Closing Date, the Seller including its Affiliates will not engage directly or indirectly in any business that the Target conducts as of the Closing Date in any geographic area in which any of the Target and its Subsidiaries conducts that business as of the Closing Date, provided that Seller may continue its business with products similar or equal to those sold by the Target to the extent listed as Class II Products as defined in the Supply & Services Agreement. For the avoidance of doubt: Subject to such covenant not to compete shall not be any sales of any products, including without limitation Class III Products as defined in the Supply & Services Agreement, to or between Affiliates of the Seller, or the use for own manufacturing, testing or other use such as quality control by the Seller or its Affiliates. For purposes of this Agreement, the term "Affiliate" shall mean: i) an organization, which directly or indirectly controls one of the Parties hereto; or ii) an organization, which is directly or indirectly controlled by one of the Parties hereto; or iii) an organization, which is controlled, directly or indirectly, by the ultimate parent company of one of the Parties hereto. For purposes of this Section, control is defined as owning fifty percent or more of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization. With respect to Seller, the term "Affiliate" shall not include Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990, U.S.A. nor Chugai Pharmaceutical Co., Ltd, 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301, Japan.

   (E)    THIRD PARTY CLAIMS TO PRE-CLOSING DELIVERED PRODUCTS

In the event that any third party claims damages or compensation from the Buyer or Target for damages or harm suffered due to Class II or Class III Products which were delivered by the Target to customers prior to the Closing Date , Seller shall be responsible for such damages, provided that Buyer informs Seller without undue delay of such claim, and Buyer shall use its best reasonable efforts to support Seller in such matter. If such issue occurs Buyer and Seller shall cooperate in good faith to reach a reasonable solution.

6.        Conditions to Obligation to Close

   (A)    CONDITIONS TO OBLIGATION OF THE BUYER

The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (i) the representations and warranties set forth in ss.2(a) and ss.3 (b) above shall be true and correct in all material respects at and as of the Closing date;

     (ii) the Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

    (iii) the Target shall have procured all of the third party consents specified inss.4(b) above;

     (iv) no action or proceeding shall be pending before any court or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would

          (A) prevent consummation of any of the transactions contemplated by this Agreement,

          (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,

          (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or

          (D) affect materially and adversely the right of the Target to own its assets and to operate its businesses;

     (v) the Parties and the Target shall have received all material authorizations, consents, and approvals of governments and governmental agencies necessary for this transaction, as well as the Intellectual Property as defined in ss.3(b)(xi);

     (vi) the relevant parties shall have entered into the Supply & Services Agreement in form and substance as set forth in EXHIBIT IV attached hereto and the same shall be in full force and effect;

    (vii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this ss.6(a) if it executes a writing so stating at or prior to the Closing.

   (viii) no material adverse change to the business or affairs of the Target has been occurred.

   (B)    CONDITIONS TO OBLIGATION OF THE SELLER

The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (i) the representations and warranties set forth in ss.2(b) above shall be true and correct in all material respects at and as of the Closing Date;

     (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (iii) no action or proceeding shall be pending before any court or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would

          (A) prevent consummation of any of the transactions contemplated by this Agreement or

          (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

     (iv) the Parties and the Target shall have received all other material authorizations, consents, and approvals of governments and governmental agencies necessary for this transaction;

     (v) the relevant parties shall have entered into the Supply & Service Agreement in form and substance as set forth in EXHIBIT IV and the same shall be in full force and effect; and

     (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this ss.6(b) if they execute a writing so stating at or prior to the Closing.

7.        Remedies for Breaches of This Agreement

   (A)    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All of the representations and warranties of the Seller contained in ss.2 and ss.3 above shall survive the Closing hereunder and continue in full force and effect for a period of twelve (12) months thereafter. All of the other representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter, subject to any applicable statutes of limitations as well to respective limitations agreed upon in this Agreement.

   (B)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER

In the event the Seller breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.7(a) above, provided that the Buyer makes a written claim for indemnification against the Seller within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of all actions, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses the Buyer may suffer through and after the date of the claim for indemnification ("Adverse Consequences") resulting from, arising out of, relating to the breach; provided, however, that

     (i) the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to the breach of any representation of warranty of the Seller contained in ss.3 above until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a US$ 50'000.- (United States Dollar fifty thousand) aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) and

     (ii) there will be a US$ 3.'000'000. (United States Dollar three million) aggregate ceiling on the obligation of the Seller to indemnify the Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of the Seller contained in ss.2 and ss.3 above.

   (C)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER

In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.7(a) above, provided that any of the Seller makes a written claim for indemnification against the Buyer within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any

Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to the breach; provided that there will be a US$ 3'000'000.- (United States Dollar three million) aggregate ceiling on the obligation of the Buyer to indemnify the Seller from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties the Seller has made in accordance with the terms and conditions of this Agreement.

   (D)    OTHER INDEMNIFICATION PROVISIONS

The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant, provided, however, that the Buyer acknowledges and agrees that the foregoing indemnification provisions in this ss.7 shall be the exclusive remedy of the Buyer for any breach of the representations and warranties in ss.3 above.

All indemnification payments under this ss.7 shall be deemed adjustments to the Purchase Price.

   (E)    THIRD PARTY BENEFICIARY RIGHT FOR EMPLOYEES

The representation and warranty made by the Buyer in ss.3(c)(vii) shall create a right enforceable by each and any of the Target's employees against the Buyer and/or the Target.

8.        Tax Matters

All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Buyer when due, it being understood that Seller shall be responsible for any Taxes levied because of payments received from Buyer. Seller will reimburse any trade taxes ("Gewerbesteuer") levied on the gain of the sale of the Target's shares. Buyer will, at its own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Seller will, and will cause its affiliates to, join in the execution of any such Tax returns and other documentation.

9.        Termination

   (A)    TERMINATION OF AGREEMENT

This Agreement may be terminated as provided below:

     (i) the Buyer and the Seller may terminate this Agreement upon material adverse changes or by mutual written consent at any time prior to the Closing;

     (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing

          (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or

          (B) if the Closing shall not have occurred on or before December 31, 2003, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

    (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing

          (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or

          (B) if the Closing shall not have occurred on or before December 31, 2003, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

     (iv) This Agreement may not be terminated or rescinded after the Closing for breach of a representation, warranty, or covenant contained in this Agreement and the parties expressly waive any right to terminate or rescind this Agreement, if any, following Closing. The other Party accepts such waiver.

   (B)    EFFECT OF TERMINATION

If any Party terminates this Agreement pursuant to ss.9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss.4(e) above shall survive termination.

10.       Miscellaneous

   (A)    PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities in which case the disclosed Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure.

   (B)    NO THIRD PARTY BENEFICIARIES

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, and other than set forth in Article 7(e) above.

   (C)    ENTIRE AGREEMENT

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   (D)    SUCCESSION AND ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may

     (i) assign any or all of its rights and interest hereunder to one or more of its Affiliates and

     (ii) designate one or more of its Affiliates to perform its obligations hereunder in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.

   (E)    NOTICES

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Seller:                    Copy to:

          Corange Deutschland Holding GmbH     F. Hoffmann-La Roche Ltd
          Geschaftsfuhrung                     Corporate Law Legal, Diagnostics
          Sandhofer Strasse 116                Grenzacher Strasse 124
          D-68305 Mannheim                     CH-4070 Basel
          Fax: +49 (621) 7 59 44 61            +41 (61) 6 88 13 96

          If to the Buyer:

          Aceto Holding GmbH
          Geschaftsfuhrung
          Klettgaustrasse 21
          D-79761 Waldshut-Tiengen
          Germany
          Fax: +49 (77 41) 80 72 20

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   (F)    AMENDMENTS AND WAIVERS

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   (G)    SEVERABILITY

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   (H)    EXPENSES

Each of the Parties and the Target will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Target does not have borne or will bear any of the Seller' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

   (I)    LAW AND VENUE

Any dispute, controversy or claim arising under, out of or relating to this Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by the competent courts of the city of Freiburg im Breisgau, Germany.

All disputes, controversies or claims in connection with or arising from this Agreement (including those on any statute of limitations, set-off claim, tort claims and interest claims) shall be subject to the laws of the Federal Republic of Germany.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



          Aceto Holding GmbH



          By:  /s/ Dr. Axel Mueller
             --------------------------------
          Name:  Dr. Axel Mueller
          Title: Vice President - International

          Corange Deutschland Holding GmbH


          By:  /s/ Dr. Marcel Gmuender
             --------------------------------
          Name:  Dr. Marcel Gmuender
          Title: Member of Management Board